Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

November 27, 2023

Tapestry, Inc.
10 Hudson Yards

New York, NY 10001

Re:	Registration Statement on Form S-3 (Registration No. 333-253071)

Ladies and Gentlemen:

We have served as Maryland counsel to Tapestry, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of up to $4,500,000,000 in aggregate principal amount of the Company’s Senior Notes, consisting of $500,000,000 aggregate principal amount of 7.050% Senior Notes due 2025 (the “2025 Notes”), $750,000,000 aggregate principal amount of 7.000% Senior Notes due 2026 (the “2026 Notes”), $1,000,000,000 aggregate principal amount of 7.350% Senior Notes due 2028 (the “2028 Notes”), $1,000,000,000 aggregate principal amount of 7.700% Senior Notes due 2030 (the “2030 Notes”) and $1,250,000,000 aggregate principal amount of 7.850% Senior Notes due 2033 (the “2033 Notes,” and, together with the 2025 Notes, 2026 Notes, 2028 Notes and 2030 Notes, the “Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.        The Registration Statement;

2.        The Prospectus, dated February 12, 2021, as supplemented by a Prospectus Supplement, dated November 15, 2023 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.        The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.        The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.        A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Tapestry, Inc.

November 27, 2023

6.        Resolutions adopted by the Board of Directors of the Company, and by a duly authorized committee thereof (the “Resolutions”), relating to, among other matters, (a) the sale and issuance of the Notes and (b) the Indenture (as defined herein), certified as of the date hereof by an officer of the Company;

7.        The Indenture, dated as of December 1, 2021 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee;

8.        The Second Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee;

9.        The Underwriting Agreement, dated as of November 15, 2023 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC as representatives of the several Underwriters named on Schedule A thereto;

10.      A certificate executed by an officer of the Company, dated as of the date hereof; and

11.      Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.        Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.        Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.        Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.        All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Tapestry, Inc.

November 27, 2023

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.        The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.        The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action of the Company.

3.        The Notes have been duly authorized for issuance by all necessary corporate action of the Company and, when issued and delivered in accordance with the Resolutions, the Underwriting Agreement and the Indenture, the Notes with be validly issued.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal or any other state law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers, or the laws, codes or regulations of any municipality or other local jurisdiction. We note that the Indenture is governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP